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                                                                            6979



                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                              -------------------

                                   FORM 11-K


                                 ANNUAL REPORT
                        PURSUANT TO SECTION 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



(Mark One):

[X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED, EFFECTIVE OCTOBER 7, 1996].

For the fiscal year ended       December 31, 1996
                         -----------------------------------------------------


                                       OR


[ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED].

     For the transition period from ______________ to ______________



                       Commission file number      0-9787
                                             -----------------------


     A. Full title of the plan and the address of the plan, if different from that of the issuer named below:
                                 Hudson Management Corporation
                                 401(k) Profit Sharing Plan
                               -------------------------------------


     B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:
                                            Republic Industries, Inc.
                                            450 East Las Olas Boulevard
                                            Fort Lauderdale, FL   33301
                                          ---------------------------------
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                              REQUIRED INFORMATION


The Hudson Management 401(k) Profit Sharing Plan (the "Plan") is subject to ERISA. Because the Plan has fewer than 100 participants, the financial reporting requirements of ERISA provide that no Plan financial statements are required to be maintained or filed. See Department of Labor Regulation 2520.103-1(c). Accordingly, no financial statements or schedules are filed with this Annual Report.
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SIGNATURES

        THE PLAN.  Pursuant to the requirements of the Securities Exchange
Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        Hudson Management Corporation
                                        401(k) Profit Sharing Plan
                                        --------------------------------------
                                                (Name of Plan)


Date:   March 31, 1997                  By: /s/ Kim Riehn
     ---------------------                 -----------------------------------
                                           Kim Riehn
                                        Title: Trustee